CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Principal Protected Securities	$3,000,000	$213.90

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $94,671.00 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-89136) of ABN AMRO Bank N.V. (the “Prior Registration Statement”), which was initially filed on May 24, 2002 and for which a post-effective amendment was filed on September 17, 2003 and have been carried forward. ON JANUARY 23, 2009 AN ADDITIONAL FILING FEE OF $10,000 WAS PAID. The $213.90 fee with respect to the $3,000,000 Principal Protected Securities linked to the performance of theChinese Renminbi Relative to the U.S. Dollar due March 31, 2014 sold pursuant to this registration statement is offset against those filing fees, and $284.94 remains available for future registration fees. No additional fee has been paid with respect to this offering.

Pricing Supplement No. 26 Dated March 26, 2010
to Registration Statement Nos. 333-162193 and 333-162193-01
(To Prospectus Supplement Dated February 8, 2010
and Prospectus Dated February 8, 2010)
Rule 424 (b)(2)

THE ROYAL BANK OF SCOTLAND N.V. Principal Protected Securities Due March 31, 2014 Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar
Issuer:	The Royal Bank of Scotland N.V.	Launch Date:	March 25, 2010
Lead Agent:	RBS Securities Inc.	Pricing Date:	March 26, 2010
Issue Price:	100%	Settlement Date:	March 31, 2010
CUSIP:	78009KEF5	Determination Date:	March 26, 20141
ISIN:	US78009KEF57	Maturity Date:	March 31, 2014
1Subject to certain adjustments as described under “Description of Securities” in this Pricing Supplement
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, ABN AMRO Holding N.V.
Description of Offering:	Principal Protected Securities due March 31, 2014, Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar
Payment at Maturity:
At maturity you will receive, for each $1,000 principal amount of Securities, a cash payment of $1,000 plus the supplemental redemption amount, if any.

Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V. and ABN AMRO Holding N.V., as guarantor.

Supplemental Redemption Amount:
For each $1,000 principal amount of Securities the greater of (i) zero and (ii) a cash amount equal to the participation rate times the currency return.
The supplemental redemption amount will be greater than zero when the final exchange rate is lower than the initial exchange rate, which means that the Chinese Renminbi has strengthened relative to the U.S. dollar.

Currency Return:	For each $1,000 principal amount of Securities, an amount in cash, calculated by the calculation agent equal to:
Exchange Rate:
The rate for conversion of the Chinese Renminbi into U.S. dollars, expressed as the number of Chinese Renminbi per one U.S. dollar.  The Exchange Rate decreases as the value of the Chinese Renminbi increases relative to the U.S. dollar and increases as the value of the Chinese Renminbi decreases relative to the U.S. dollar.

Participation Rate:	1.10 (or 110%)
Initial Exchange Rate:	6.8268, being the spot exchange rate which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 A.M. Beijing time on the pricing date.
Final Exchange Rate:	The spot exchange rate which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 A.M. Beijing time on the determination date.
Comparable Yield:	2.67%
Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive
	Price to Public	Aggregate Agent’s Commission3	Aggregate Proceeds to Issuer
Per Security	$1,000	$12.50	$987.50
Total	$3,000,000	$37,500	$2,962,500
3For additional information see “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.  Investing in the Securities involves a number of risks.  See “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 10 of this Pricing Supplement. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement, Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense. The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities.  To the extent the full aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates may agree to purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate face amount of the Securities, and to hold such Securities for investment purposes.  See “Holdings of the Securities by Our Affiliates and Future Sales” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.  This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

PRICE: $1,000 PER SECURITY

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

WHERE YOU CAN FIND MORE INFORMATION

THE ROYAL BANK OF SCOTLAND N.V., or RBS N.V., has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents, related to this offering that RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated February 8, 2010, as supplemented by the Prospectus Supplement dated February 8, 2010 relating to our RBS NotesSM of which these Securities are a part.  This Pricing Supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Pricing Supplement, as the Securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•  Prospectus Supplement dated February 8, 2010:
http://sec.gov/Archives/edgar/data/897878/000095010310000303/crt_prosupp2010.pdf

•  Prospectus dated February 8, 2010:
http://sec.gov/Archives/edgar/data/897878/000095010310000302/crt_basepro2010.pdf

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this Pricing Supplement, RBS NV, the “Company,” “we,” “us” or “our” refers to THE ROYAL BANK OF SCOTLAND N.V.

These Securities may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Securities and to reject orders in whole or in part prior to their issuance.

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

SUMMARY

The following summary does not contain all the information that may be important to you.  You should read this summary together with the more detailed information that is contained in the accompanying Prospectus and Prospectus Supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors” on page 10 of this Pricing Supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are the Securities?

The Securities are issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V.  The Securities are unsecured, unsubordinated notes of The Royal Bank of Scotland N.V. that have a maturity of 4 years.  The payment at maturity on the Securities is based on the change, if any, in the value of the Chinese Renminbi relative to the U.S. dollar, as reflected in the change in the Exchange Rate as measured on the determination date compared to the initial exchange rate, as described below. Unlike ordinary debt securities, the Securities do not pay interest.  If the Chinese Renminbi weakens against the U.S. dollar over the term of the Securities you will be entitled to receive only the principal amount of $1,000 per Security.  In such a case, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

Any payment on the Securities is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. and ABN AMRO Holding N.V. as guarantor.

What will I receive at maturity of the Securities?

Subject to the credit of The Royal Bank of Scotland N.V. as the issuer of the Securities and ABN AMRO Holding N.V. as the guarantor of the Bank’s obligations under the Securities, at maturity you will receive, for each $1,000 principal amount of Security, a cash payment equal to the sum of $1,000 plus the supplemental redemption amount, if any.

How are the supplemental redemption amount, participation rate and currency return calculated?

The supplemental redemption amount for each $1,000 principal amount of Securities is an amount calculated by the calculation agent and is equal to the greater of (i) zero, and (ii) a cash amount equal to the participation rate times the currency return.

The participation rate is fixed at 1.10 (or 110%).  This allows you to receive an enhanced return on the Securities if the Chinese Renminbi has strengthened relative to the U.S. dollar over the term of the Securities.

The currency return is calculated according to the following formula:

where,

- the initial exchange rate is the spot exchange rate which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 A.M. Beijing time on the pricing date; and

- the final exchange rate is the spot exchange rate which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 A.M. Beijing time on the determination date.

The supplemental redemption amount will be greater than zero when the final exchange rate is lower than the initial exchange rate, which means that the Chinese Renminbi has strengthened relative to the U.S. dollar.

The supplemental redemption amount will be equal to zero if the final exchange rate is equal to or greater than the initial exchange rate.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

Will I receive interest payments on the Securities?

No.  You will not receive interest payments on the Securities.

Do I get all of my principal back?

Subject to the credit of The Royal Bank of Scotland N.V. as the issuer of the Securities and ABN AMRO Holding N.V. as the guarantor of RBS NV’s obligations under the Securities, you will receive the principal amount of your Securities back at maturity of the Securities.  However, if you sell the Securities prior to maturity, you will receive the market price for the Securities, which may or may not include the return of your full principal amount.  There may be little or no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities until maturity.

Can you give me examples of the payment I will receive at maturity depending on the change in the Exchange Rate?

Example 1:  If, for example, the initial exchange rate is 6.83 and the final exchange rate is 6.21, the currency return would be calculated as:

Consequently, the supplemental redemption amount would be calculated as:

the greater of zero and  $90.78 x 1.10 = $99.86

Since the supplemental redemption amount in this hypothetical example is $99.86, at maturity you would receive amount in cash per Security equal to the sum of $1,000 and the supplemental redemption amount of $99.86, or $1,099.86 per Security.

In this example, the Chinese Renminbi would have strengthened in value relative to the value of the U.S. dollar during the term of the Securities by 9.08% and you would have received a 9.99% return on your investment.

Example 2:  If, for example, the initial exchange rate is 6.83 and the final exchange rate is 7.01, the currency return would be calculated as:

Consequently, the supplemental redemption amount would be calculated as:

the greater of zero and -$26.35 x 1.10 = –$28.99

Since the supplemental redemption amount in this hypothetical example is zero, at maturity you would receive only the principal amount of $1,000 per Security.  This means you would have received no return on your investment and you would not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

In this example, the Chinese Renminbi would have weakened in value relative to the value of the U.S. dollar during the term of the Securities by –2.64% and you would have received a return on your investment of zero.

These examples are for illustrative purposes only.  It is not possible to predict the value of the exchange rate on the determination date or at any time during the term of the Securities.  Since the Chinese government currently manages the exchange rate of the Chinese Renminbi, changes in the exchange rate are limited.  See “Risk Factors — The Exchange Rate of the Chinese Renminbi is Currently Managed by the Chinese Government” in this Pricing Supplement.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

In this Pricing Supplement, we have provided under the heading “Hypothetical Return Analysis of the Securities at Maturity” the total return of owning the Securities through maturity for various hypothetical values of the exchange rate.

How does any change in the Exchange Rate during the life of the Securities affect me?

If the Exchange Rate decreases that means the Chinese Renminbi has appreciated or strengthened in value relative to the U.S. dollar because each U.S dollar buys fewer Chinese Renminbi.  If the Exchange Rate increases that means the Chinese Renminbi has depreciated or weakened in value relative to the U.S. dollar because each U.S dollar buys more Chinese Renminbi.

If the Chinese Renminbi has appreciated in value relative to the U.S. dollar between the date the Securities were priced and the determination date, at maturity you will receive a cash payment equal to the supplemental redemption amount in addition to the principal amount of the Securities.

If the Chinese Renminbi has depreciated in value relative to the U.S. dollar between the date the Securities were priced and the determination date, at maturity you will not receive any supplemental redemption amount and you will receive only a return of your initial principal investment in the Securities.  This means you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

Is there a limit to how much I can earn over the term of the Securities?

No. If the Securities are held to maturity, the total amount payable at maturity per Security is not capped.  The supplemental redemption amount is based on the performance of the Exchange Rate from the pricing date to the determination date. As long as the Chinese government manages the Exchange Rate of the Chinese Renminbi, changes in the exchange rate will be limited.  This will likely limit your return on the Securities.  See “Risk Factors — The Exchange Rate of the Chinese Renminbi is Currently Managed by the Chinese Government” in this Pricing Supplement.

What is the minimum required purchase?

You may purchase Securities in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for Securities?

The Securities will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be extremely limited.  You should be willing to hold your Securities until the maturity date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions.  If our affiliate does make such a market in the Securities, it may stop doing so at any time.

In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg.  However, our affiliate is not required to post such indicative prices and may stop doing so at any time.  Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.  Investors should contact their brokerage firm for further information.

In addition, the issue price of the Securities includes the selling agents’ commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions.  The fact that the issue price of the Securities includes and the secondary market price, if any, is likely to exclude these commissions and hedging costs is expected to adversely affect the secondary market prices of the

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

Securities.  See “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Use of Proceeds” in this Pricing Supplement.

What are the U.S. federal income tax consequences of owning the Securities?

We intend to treat the Securities as “contingent payment debt instruments” for U.S. federal income tax purposes.  Under this treatment, a “U.S. Holder” (as defined in below in the section entitled “U.S. Federal Income Taxation”) generally will be required to accrue interest income on the Securities in each year, although we will not make any payments on the Securities until maturity.  Interest would be accrued on a constant yield to maturity basis at the “comparable yield,” as determined by us, regardless of the holder’s method of accounting.  In addition, any income recognized upon a sale, exchange or retirement of the Securities generally will be treated as interest income for U.S. federal income tax purposes.

You should review the section in this Pricing Supplement entitled “U.S. Federal Income Taxation.”  Additionally, you are urged to consult your tax advisor regarding the U.S. federal, state and local, and non-U.S., tax treatment of the Securities and whether a purchase of the Securities is advisable in light of the tax treatment and your particular situation.

What is the Exchange Rate and how has it performed historically?

The Exchange Rate is the rate for conversion of the U.S. dollar into Chinese Renminbi, expressed as the number of Chinese Renminbi per one U.S. dollar. The Exchange Rate increases as the value of the Chinese Renminbi decreases relative to the U.S. dollar and decreases as the value of the Chinese Renminbi increases relative to the U.S. dollar. The Exchange Rate will be the official fixing rate of Chinese Renminbi per U.S. dollars, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page, or any successor page on Reuters or any successor service, as applicable, opposite the symbol “USDCNY=” at approximately 9:15 A.M. Beijing time on the determination date unless there is a disruption of the type described in “Description of Security—Price Source Disruption Event”, in which case the Exchange Rate will be determined by the calculation agent in accordance with the methodology described below under “Description of Securities—Fallback Rate Methodology”.

You should read “Description of the Exchange Rate” in this Pricing Supplement for additional information regarding the Exchange Rate. The historical high, low and quarter-end values of the Exchange Rate since January 1, 2006 are set forth under the heading “Description of the Exchange Rate” in this Pricing Supplement.  Past performance of the Exchange Rate, however, is not necessarily indicative of how the Exchange Rate will perform in the future.

Tell me more about The Royal Bank of Scotland N.V. and ABN AMRO Holding N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V. On February 6, 2010 ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V.

 The name change is not a change of the legal entity that will issue the Securities referred to herein, and it does not affect any of the terms of the Securities.  The Securities will continue to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, ABN AMRO Holding N.V.

 From February 6, 2010 onwards, the name “ABN AMRO Bank N.V.” will be used by a separate legal entity that will ultimately be owned by the State of the Netherlands (the “Dutch State”).  Neither the new entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Securities.

 The Royal Bank of Scotland N.V. is also an affiliate of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, neither of these entitles nor the UK government, in any way, guarantees or otherwise supports the obligations under the Securities.

Similarly, Holding expects to change its name to “RBS Holding N.V.” in the near future.

For additional information, see “The Royal Bank of Scotland N.V. and ABN AMRO Holding N.V.” in the accompanying prospectus dated February 8, 2010.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

What is the relationship between The Royal Bank of Scotland N.V., ABN Amro Holding N.V. and RBS Securities Inc.?

RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and ABN AMRO Holding N.V. RBSSI will act as calculation agent for the Securities, and is acting as agent for this offering.  RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  See “Risk Factors — Credit Risk” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

Who will determine the supplemental redemption amount and the payment of maturity?

We have appointed our affiliate RBSSI to act as calculation agent for the Wilmington Trust Company, the trustee for the Securities.  As calculation agent, RBSSI will determine the final exchange rate, the supplemental redemption amount and the payment at maturity.

Who invests in the Securities?

The Securities are not suitable for all investors.  The Securities might be considered by investors who:

•	believe that the value of the Chinese Renminbi relative to the U.S. dollar will strengthen over the term of the Securities as compared to the initial exchange rate;

•	do not require an interest income stream;

•	prefer an investment that returns the principal amount at maturity notwithstanding the actual appreciation or depreciation of the Exchange Rate;

•	are willing to be exposed to fluctuations in the Exchange Rate over the term of the Securities; and

•	are able to hold the Securities to maturity.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are some of the risks in owning the Securities?

Investing in the Securities involves a number of risks.  We have described the most significant risks relating to the Securities under the heading “Risk Factors” in this Pricing Supplement which you should read before making an investment in the Securities.

Some selected risk considerations include:

• Credit Risk.  Because you are purchasing a security from us, you are assuming our credit risk.  In addition, because the Securities are fully and unconditionally guaranteed by Holding, you are assuming the credit risk of Holding in the event that we fail to make any payment required by the terms of the Securities.  This means that if RBS N.V. and ABN AMRO Holding N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Securities, you could lose some or all of your initial principal investment. Any obligations or Securities sold, offered, or recommended are not deposits of RBS N.V. and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the FDIC or any governmental agency.

• Currency Exchange Risk. Fluctuations in the exchange rate between the Chinese Renminbi and the U.S. dollar will affect the value of and the return, if any, on the Securities.  Since January 1994, the Chinese government has used a managed floating exchange rate system, under which the People’s Bank of China allows the Renminbi to float within a specified band around the central exchange rate that is published daily by the People’s Bank. In July 2005, the People’s Bank revalued the Renminbi by 2% and announced that in the future it would set the value of the Chinese Renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  After the closing of the market on each business day, the People’s Bank of China announces the closing price of a foreign currency, such as the U.S. dollar,

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

traded against the Chinese Renminbi in the interbank foreign exchange market.  This closing price then becomes the central point of the managed trading band for that currency for the following business day.

Public information regarding the factors that influence the setting of the exchange rate is limited.  The exchange rate between the Chinese Renminbi and the U.S. dollar is primarily affected by government policy or actions, but is also influenced significantly from time to time by political or economic developments in China or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate between the Chinese Renminbi and the U.S. dollar also may be affected by the supply of, and the demand for, those currencies and the management of the exchange rate of the Renminbi by the Chinese government, among other factors.  Due to the Chinese government’s management of the exchange rate of the Renminbi, it is unclear to what extent supply and demand for the Renminbi has on the exchange rate and the effect of supply and demand may be limited. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.  The exchange rate is also affected by existing and expected rates of inflation, existing and expected interest rate levels, balance of payments, and the extent of government surpluses or deficits in China and the United States.

      If the People’s Bank of China, Beijing, or any other official Chinese agency, ceases reporting the official fixing rate, the Calculation Agent will determine the Exchange Rate either by reference to Bloomberg Page <”CNY BGN CURNCY”>, which reports the spot exchange rate of Chinese Renminbi per U.S. Dollar as calculated by Bloomberg based on a proprietary algorithm that takes into account bid and ask prices from various sources or if there is no rate reported on the Bloomberg Page <”CNY BGN CURNCY”> or such rate is unreliable, by the Calculation Agent on the basis of the arithmetic mean of the applicable spot quotations on the applicable date for the purchase or sale of deposits in Chinese Renminbi/U.S. dollars by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent).  For more information, please see “Description of Security—Price Source Disruption Event” and “Description of Securities—Fallback Rate Methodology”.

If the value of the Chinese Renminbi relative to the U.S. dollar, as determined herein, has declined as compared to the initial exchange rate, the supplemental redemption amount will be zero and you will be entitled to receive only the principal amount of $1,000 per Security at maturity.  In such a case, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

Liquidity Risk. The Securities will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing of the Securities may be very limited or non-existent. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

It is important to note that many factors will contribute to the secondary market value of the Securities, and you may not receive your full principal back if the Securities are sold prior to maturity.  Such factors include, but are not limited to, time to maturity, the exchange rate, volatility and interest rates.  The Securities will return the principal amount only if held to maturity.  If you sell your Securities in the secondary market, if any, prior to maturity, you will receive the market price for the Securities, which may or may not include the return of your full principal amount and could be zero.

In addition, the price, if any, at which our affiliate or another party is willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.

What if I have more questions?

You should read “Description of Notes” in the accompanying Prospectus Supplement for a detailed description of the terms of the Securities.  The Royal Bank of Scotland N.V. has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents The Royal Bank of Scotland N.V. has filed with the SEC for more complete information about The Royal Bank of Scotland N.V. and the offering of the Securities.  You may get these documents for free by visiting EDGAR on the SEC web site at

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

www.sec.gov.  Alternatively, The Royal Bank of Scotland N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

RISK FACTORS

You should carefully consider the risks of the Securities to which this Pricing Supplement relates and whether these Securities are suited to your particular circumstances before deciding to purchase them.  It is important that prior to investing in these Securities you read the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Securities.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

Credit Risk

The Securities are issued by RBS N.V. and guaranteed by ABN AMRO Holding N.V., RBS N.V.’s parent company.  As a result, investors in the Securities assume the credit risk of RBS N.V. and that of ABN AMRO Holding N.V. in the event that RBS N.V. defaults on its obligations under the Securities.  This means that if RBS N.V. and ABN AMRO Holding N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Securities, you could lose some or all of your initial principal investment.  Any obligations or Securities sold, offered, or recommended are not deposits of RBS N.V. and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the FDIC or any governmental agency.

The Securities Are Not Ordinary Senior Notes

The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest on the Securities. In addition, if the value of the Exchange Rate as measured on the determination date, reflects a decrease in value of the Chinese Renminbi relative to the U.S. dollar as compared to the initial exchange rate, the supplemental redemption amount will be zero and you will be entitled to receive only the principal amount of $1,000 per Security at maturity.  In such a case, you will receive no return on your initial principal investment in the Securities, you will have received less than the yield payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

Furthermore, even if the exchange rate reflects a strengthening of the Chinese Renminbi relative to the U.S. dollar as compared to the initial exchange rate, the return you will receive on the Securities may be less than the return you would have received if you had invested your entire principal amount in a conventional debt security with the same maturity issued by us or a comparable issuer.  The return you will receive on the Securities, if any, may be minimal and may not compensate you for any losses incurred due to inflation or the value of money over time. We cannot predict the future performance of the Exchange Rate based on historical performance.

The Securities Are Subject to Currency Exchange Risk

Fluctuations in the exchange rate between the Chinese Renminbi and the U.S. dollar will affect the value of and the return, if any, the Securities.  The exchange rate between the Chinese Renminbi and the U.S. dollar is generally the result of the supply of, and the demand for, those currencies and the management of the exchange rate of the Renminbi by the Chinese government.  See “Risk Factors — The Exchange Rate of the Chinese Renminbi is Currently Managed by the Chinese Government” below. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries. Of particular importance to potential currency exchange risk are existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in China and the United States and government intervention in the currency markets. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries, including the United States, China and other countries important to international trade and finance.

Method of Calculating Supplemental Redemption Amount May Limit Return on Securities

The supplemental redemption amount is based on the currency return which in turn is based on the Exchange Rate as determined on the determination date.  As a result of this method of calculation, the value of the Chinese Renminbi relative to the U.S. dollar could be lower on the determination date than on any of the days surrounding the determination date or any other days during the term of the Securities.  Consequently, this method could produce a supplemental redemption amount that is significantly less than the return you would have received if you had invested directly in the Chinese Renminbi or a product that tracks the value of the Chinese Renminbi relative to the U.S. dollar.  Accordingly,

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

even if the value of the Chinese Renminbi generally increases relative to the U.S. dollar during the term of the Securities, a numerically higher value of the Exchange Rate on the determination date could be used to calculate the supplemental redemption amount and this could limit your return on the Securities.

Investment in the Securities is Not the Same as a Direct Investment in the Chinese Renminbi or a Product that Tracks the Value of the Chinese Renminbi Relative to the U.S. Dollar

An investment in the Securities is not the same as a direct investment in the Chinese Renminbi.  This is due both to the method of calculating the supplemental redemption amount and to the fact that the spot rate reflected in the Exchange Rate is based on a single point in time and therefore does not necessarily reflect rates at which an actual transaction has occurred.  Consequently, the return on the Securities could be less than a direct investment in the Chinese Renminbi relative to the U.S. dollar or in or a product that tracks the value of the Chinese Renminbi relative to the U.S. Dollar.

The Values of the Chinese Renminbi and the U.S. Dollar Are Affected by Many Complex Factors

The value of any currency, including the Chinese Renminbi and the U.S. dollar, may be affected by complex political and economic factors. Public information regarding the factors that influence the exchange rate of the Chinese Renminbi/U.S. dollar is limited. The value of the Chinese Renminbi relative to the U.S. dollar, as measured by the Exchange Rate, is generally a result of supply and demand for the Chinese Renminbi and the U.S. dollar, management of the Exchange Rate by the Chinese government and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, as well as economic and political developments in other countries.  Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in China and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by these and other countries important to international trade and finance.  Due to the Chinese government’s management of the exchange rate of the Renminbi, it is unclear to what extent the supply and demand for the Renminbi has a limited effect on the exchange rate and the effect of supply and demand may be limited.

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of many nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments, including those of China and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Chinese Renminbi or the U.S. dollar specifically, or any other currency.

The Exchange Rate of the Chinese Renminbi is Currently Managed by the Chinese Government

The exchange rate between the Chinese Renminbi and the U.S. dollar is primarily affected by government policy or actions, but is also influenced significantly from time to time by political or economic developments in China or elsewhere, and by macroeconomic factors and speculative actions. Since January 1994, the Chinese government has used a managed floating exchange rate system, under which the People’s Bank of China allows the Renminbi to float within a specified band around the central exchange rate that is published daily by the People’s Bank. In July 2005, the People’s Bank revalued the Renminbi by 2% and announced that in the future it would set the value of the Chinese Renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  After the closing of the market on each business day, the People’s Bank of China announces the closing price of a foreign currency, such as the U.S. dollar, traded against the Chinese Renminbi in the interbank foreign exchange market.  This closing price then becomes the central point of the managed trading band for that currency for the following business day.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

Further, the Renminbi is not fully convertible into other currencies. As a consequence of the government’s management of the Chinese Renminbi, the exchange rate for the Chinese Renminbi to the U.S. dollar has remained highly stable in recent years. See “Description of the Exchange Rate” in this Pricing Supplement. To the extent that management of the Chinese Renminbi results in trading levels that do not fully reflect market forces, any further changes in the government’s management of its currency could result in significant movement in the exchange rate for the Chinese Renminbi to the U.S. dollar. A decrease in the value of the Chinese Renminbi, whether as a result of a change in the government’s management of the currency or for other reasons, would result in a decrease in the currency return and the supplemental redemption amount.

The Securities Will Not be Listed on any Securities Exchange; Secondary Trading May Be Limited

You should be willing to hold your Securities until the maturity date.  The Securities will not be listed on any securities exchange; accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be very limited or non-existent.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Upon completion of the offering, our affiliate has informed us that it intends to purchase and sell the Securities from time to time in off-exchange transactions, but it is not required to do so.  If our affiliate does make such a market in the Securities, it may stop doing so at any time.

In addition, if the total principal amount of the Securities being offered is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion.  Such affiliate or affiliates intend to hold the Securities for investment purposes, which may affect the supply of Securities available for secondary trading and therefore adversely affect the price of the Securities in any secondary trading.  If a substantial portion of any Securities held by our affiliates were to be offered for sale following this offering, the market price of such Securities could fall, especially if secondary trading in such Securities is limited or illiquid.

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.  In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

Even Though the Chinese Renminbi and the U.S. Dollar are Traded Around-the-Clock, the Securities Will Not Be So Traded

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Securities, if any trading market develops, will not conform to the hours during which the Chinese Renminbi and the U.S. dollar are traded. To the extent that Chinese markets are closed while U.S. markets remain open, significant price and rate movements may take place in the U.S. foreign exchange markets that will not be reflected immediately in the price of the Securities. The possibility of these movements should be taken into account in relating the value of the Securities to the level of the Exchange Rate in the U.S. foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the Exchange Rate used to calculate the amount paid to you in U.S. dollars at maturity. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the foreign exchange markets.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

Suspension or Disruptions of Market Trading in the Chinese Renminbi May Adversely Affect the Value of the Securities

The currencies markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the Exchange Rate and, therefore, the value of the Securities.

Market Price of the Securities Influenced by Many Unpredictable Factors

The market price of the Securities may move up and down between the date you purchase them and the maturity date.  Several factors, most of which beyond our control, will influence the market price of the Securities, including:

•	the value of the Exchange Rate, which can fluctuate significantly;

•	the volatility (frequency and magnitude of changes in value) of the Exchange Rate;

•	interest and yield rates in the U.S. and Chinese markets;

•	the time remaining until the maturity of the Securities;

•
geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, or judicial events that affect the Chinese and U.S. markets or currencies markets generally and that may affect the  Exchange Rate; and

•
the creditworthiness of RBS NV as issuer of the Securities and Holding as the guarantor of the RBS NV’s obligations under the Securities. Any person who purchases the Securities is relying upon the creditworthiness of RBS NV and Holding and has no rights against any other person.  The Securities constitute the general, unsecured and unsubordinated contractual obligations of RBS NV and Holding.

These factors interrelate in complex ways, and the effect of one factor on the market price of your Securities may offset or enhance the effect of another factor.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity in the secondary market, if any.   If you sell your Securities prior to maturity, the price at which you are able to sell your Securities may be at a discount, which could be substantial, from the principal amount.  For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the Chinese Renminbi has weakened relative to the U.S. dollar or if interest rates rise.  Even if the Chinese Renminbi has strengthened relative to the U.S. dollar, there may be a discount on the Securities based on the time remaining to the maturity of the Securities.  Thus, if you sell your Security before maturity, you may not receive your full initial principal investment.

Some or all of these factors will influence the return, if any, that you receive upon maturity of the Securities.  You cannot predict the future performance of the Securities or of the Exchange Rate based on the historical performance of the Exchange Rate.  Neither we nor Holding nor any of our affiliates can guarantee that the Chinese Renminbi will strengthen relative to the U.S. dollar on the determination date so that you will receive at maturity an amount in excess of the principal amount of the Securities.

It is important to note that many factors will contribute to the secondary market price of the Securities, and you may not receive your full principal back if the Securities are sold prior to maturity.  Such factors include, but are not limited to, time to maturity, the Exchange Rate, volatility and interest rates.

In addition, the price, if any, at which our affiliate or another party are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

Potential Conflicts of Interest; No Security Interest in Securities or Other Financial Instruments Held by Us

We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in exchange rate swaps and options, executing other derivative instruments, or purchasing securities linked to the Exchange Rate.  Through our affiliates, we may modify our hedge position during the life of the Securities by purchasing and selling exchange rate swaps or options or positions in other securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that we have not or will not affect the Exchange Rate as a result of our hedging or trading activities and it is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the market price of the Securities may decline.

The indenture governing the Securities does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates.  Neither we nor Holding nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Securities.  Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holding, as the case may be, any of those securities or instruments that we or Holding own will be subject to the claims of our creditors or Holding’s creditors generally and will not be available specifically for the benefit of the holders of the Securities.

Holdings of the Securities by Our Affiliates and Future Sales

Certain of our affiliates may agree to purchase for investment the portion of the Securities that has not been purchased by investors in a particular offering of Securities, which initially they intend to hold for investment purposes.  As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate face amount of the Securities.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.  For example, our affiliates may attempt to sell the Securities that they had been holding for investment purposes at the same time that you attempt to sell your Securities, which could depress the price, if any, at which you can sell your Securities.  Moreover, the liquidity of the secondary market for the Securities, if any, could be substantially reduced as a result of our affiliates holdings of the Securities.  In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

Potential Conflicts of Interest Between Holders of the Securities and the Calculation Agent

We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.  We and our affiliates may carry out hedging activities that minimize our risks related to the Securities.  In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, may have hedged our anticipated exposure in connection with the Securities by taking positions in swaps, options or other instruments linked to the Exchange Rate, which could have reduced the Exchange Rate, which in turn, could result in a reduction of the supplemental redemption amount at maturity.

We Intend to Treat the Securities as Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

We intend to treat the Securities as “contingent payment debt instruments” for U.S. federal income tax purposes.  Under this treatment, a “U.S. Holder” (as defined in below in the section entitled “U.S. Federal Income Taxation”) generally will be required to accrue interest income on the Securities in each year, although we will not make any payments on the Securities until maturity.  Interest would be accrued on a constant yield to maturity basis at the “comparable yield,” as determined by us, regardless of the holder’s method of accounting.  In addition, any income recognized upon a sale, exchange or retirement of the Securities generally will be treated as interest income for U.S. federal income tax purposes.

You should review the section in this Pricing Supplement entitled “U.S. Federal Income Taxation.”  Additionally, you are urged to consult your tax advisor regarding the U.S. federal, state and local, and non-U.S., tax treatment of the Securities and whether a purchase of the Securities is advisable in light of the tax treatment and your particular situation.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

HYPOTHETICAL SENSITIVITY ANALYSIS OF TOTAL RETURN
OF THE SECURITIES AT MATURITY

The following tables set out the total return to maturity of a Security, based on the assumptions outlined below and several variables, which include (a) whether the closing price of the Underlying Shares has fallen below the knock-in level on any trading day during the knock-in period and (b) several hypothetical closing prices for the Underlying Shares on the determination date. The information in the tables is based on hypothetical market values for the Underlying Shares. We cannot predict the market price or the closing price of the Underlying Shares on the determination date or at any time during the term of the Securities. The assumptions expressed below are for illustrative purposes only and the returns set forth in the table may or may not be the actual rates applicable to a purchaser of the Securities.

Assumptions
Initial Exchange Rate	6.8268
Term of the Securities:	4 years
Participation Rate:	1.10 (or 110%)

Hypothetical Final Exchange Rate(a)	Principal Amount ($)	Hypothetical Currency Return(b)	Hypothetical Return on the Currency (%)	Hypothetical Supplemental Redemption Amount(c)	Hypothetical Total Return on Each Security(d)(e)
					($)	(%)
8.25	$1,000.00	-$207.91	-20.79%	$0.00	$1,000.00	0.00%
7.90	$1,000.00	-$156.66	-15.67%	$0.00	$1,000.00	0.00%
7.56	$1,000.00	-$106.88	-10.69%	$0.00	$1,000.00	0.00%
7.25	$1,000.00	-$61.49	-6.15%	$0.00	$1,000.00	0.00%
7.00	$1,000.00	-$24.89	-2.49%	$0.00	$1,000.00	0.00%
6.8268	$1,000.00	$0.00	0.00%	$0.00	$1,000.00	0.00%
6.50	$1,000.00	$48.32	4.83%	$53.15	$1,053.15	5.31%
6.15	$1,000.00	$99.56	9.96%	$109.52	$1,109.52	10.95%
5.92	$1,000.00	$133.24	13.32%	$146.56	$1,146.56	14.66%
5.50	$1,000.00	$194.73	19.47%	$214.20	$1,214.20	21.42%
5.06	$1,000.00	$259.15	25.92%	$285.07	$1,285.07	28.51%

(a)	The final exchange rate is the value of the Exchange Rate on the determination date.

(b)	The currency return is an amount in cash equal to:

(c)	The supplemental redemption amount for each $1,000 principal amount of securities is equal to:

the greater of (i) zero and (ii) the participation rate times the currency return

The participation rate of 1.10 (or 110%) in the equation above allows the investor to receive an enhanced return on the Securities if the Chinese Renminbi strengthens relative to the U.S. dollar, based on the initial exchange rate.

(d)	At maturity you will receive for each $1,000 principal amount of Security a cash amount equal to the sum of $1,000 and the supplemental redemption amount, if any.

(e)
The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax adviser regarding whether owning the Securities is appropriate for your tax situation. See the sections titled “Risk Factors” and “Taxation” in this Pricing Supplement.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

DESCRIPTION OF THE EXCHANGE RATE

The Exchange Rate is the rate for conversion of U.S. dollars into Chinese Renminbi, expressed as the number of Chinese Renminbi per one U.S dollar.  The Exchange Rate is a foreign exchange spot rate that measures the relative values of the Chinese Renminbi as compared to the U.S. dollar.  The Exchange Rate decreases as the value of the Chinese Renminbi increases relative to the U.S. dollar and increases as the value of the Chinese Renminbi decreases relative to the U.S. dollar.  U.S. dollars and Chinese Renminbi are traded by all major foreign exchange traders around the world.  We have obtained all information set forth herein on the Chinese Renminbi and the Exchange Rate from public sources, without independent verification.

Since January 1994, the Chinese government has used a managed floating exchange rate system, under which the People’s Bank of China allows the Renminbi to float within a specified band around the central exchange rate that is published daily by the People’s Bank. In July 2005, the People’s Bank revalued the Renminbi by 2% and announced that in the future it would set the value of the Chinese Renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  After the closing of the market on each business day, the People’s Bank of China announces the closing price of a foreign currency, such as the U.S. dollar, traded against the Chinese Renminbi in the interbank foreign exchange market.  This closing price then becomes the central point of the managed trading band for that currency for the following business day.  Public information regarding the factors that influence the setting of the exchange rate is limited.

The exchange rate between the Chinese Renminbi and the U.S. dollar is primarily affected by government policy or actions, but is also influenced significantly from time to time by political or economic developments in China or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate between the Chinese Renminbi and the U.S. dollar also may be affected by the supply of, and the demand for, those currencies and the management of the exchange rate of the Renminbi by the Chinese government, among other factors.  Due to the Chinese government’s management of the exchange rate of the Renminbi, it is unclear to what extent supply and demand for the Renminbi has on the exchange rate and the effect of supply and demand may be limited.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.  The exchange rate is also affected by existing and expected rates of inflation, existing and expected interest rate levels, balance of payments, and the extent of government surpluses or deficits in China and the United States.

The Exchange Rate will be determined by the calculation agent by reference to the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 A.M. Beijing time on which is published the spot rate for the exchange of U.S. dollars into Chinese Renminbi, expressed as number of Chinese Renminbi per one U.S. dollar as reported by the People’s Bank of China, Beijing, or any display page that may replace the Reuters display page and any successor service thereto, on the determination date or, in the event of a disruption as described in “Description of Securities—Price Source Disruption Event”, as determined for each relevant date as described in “Description of Securities—Fallback Rate Methodology”.  In the event that the Exchange Rate is not so quoted on Reuters or any successor or substitute page thereto, then the Exchange Rate will be the Chinese Renminbi/U.S. Dollar exchange rate, as reported on Bloomberg Page <”CNY BGN CURNCY”> at approximately 9:15 a.m. Beijing time on the Determination Date.  The Bloomberg BGN pricing source aggregates bid and ask prices from various sources and assigns each source a score based on numerous factors including update frequency and spike frequency.  An algorithm then uses this information to generate the Bloomberg BGN rate.  The Bloomberg BGN rate respects local market trading hours but may adjust trading hours to be set for hours where Bloomberg believes bid and ask contributions from sources are good.  If the Exchange Rate is as reported on the Bloomberg Page, it will not be the official fixing rate as reported by the People’s Bank of China, Beijing, People’s Republic of China.  See “Description of Securities—Price Source Disruption Event” and “Description of Securities—Fallback Rate Methodology”.

Any historical upward or downward trend in the Exchange Rate during any period shown below is not an indication that the Exchange Rate is more or less likely to increase or decrease at any time during the term of the Securities.  The historical values of the U.S. dollar relative to the Chinese Renminbi do not indicate future performance of the Exchange Rate.  We cannot give any assurance that the future levels of the Exchange Rate will change such that holders of the Securities will receive a payment on the maturity date which is greater than the principal amount of their Securities.  We do not make any representation to you regarding the change in the value of the Exchange Rate during the term of the Securities or the currency return.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

We obtained each of the Exchange Rates listed below from Reuters without independent verification.  The actual Exchange Rate on or near the determination date may bear little relation to the historical values shown below.

The following table sets forth the published intra-day high, low and quarter-end closing levels in the interbank market of the Exchange Rate in each calendar quarter from the first quarter in 2006 through the fourth quarter of 2009 and the period from January 1, 2010 through March 26, 2010, as published by Reuters.  Historical performance of the Exchange Rate does not indicate future performance.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

HISTORICAL INFORMATION

Date	Intra-Day High	Intra-Day Low	Quarter-End Closing
2006
First Quarter	8.0693	8.0148	8.0155
Second Quarter	8.0300	7.9905	7.9905
Third Quarter	8.0040	7.8930	7.9055
Fourth Quarter	7.9178	7.8062	7.8065
2007
First Quarter	7.8160	7.7245	7.7298
Second Quarter	7.7345	7.6110	7.6110
Third Quarter	7.6123	7.5002	7.5045
Fourth Quarter	7.5278	7.3027	7.3036
2008
First Quarter	7.3025	7.0096	7.0120
Second Quarter	7.0225	6.8540	6.8543
Third Quarter	6.8808	6.8085	6.8431
Fourth Quarter	6.8895	6.8100	6.8225
2009
First Quarter	6.8560	6.8207	6.8329
Second Quarter	6.8409	6.8103	6.8302
Third Quarter	6.8365	6.8244	6.8260
Fourth Quarter	6.8348	6.8225	6.8259
2010
First Quarter*	6.8346	6.8220	6.8268

*Through March 26, 2010

Historical performance of the Exchange Rate does not indicate future performance.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

DESCRIPTION OF SECURITIES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.  The term “Security” refers to each $1,000 principal amount of our Principal Protected Notes due March 31, 2014 linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar, which are fully and unconditionally guaranteed by Holding.

Principal Amount:	$3,000,000

Settlement Date (Original Issue Date)	March 31, 2010

Issue Price	100%

Maturity Date
March 31, 2014; provided that if such day is not a Currency Business Day, then such day will be the next following Currency Business Day unless such day falls in the following month in which case it will be the preceding Currency Business Day.

Specified Currency	U.S. Dollars

CUSIP	78009KEF5

Denominations	The Securities may be purchased in denominations of $1,000, which we refer to as the face amount, and integral multiples thereof.

Form of Securities	The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee
The payment obligations of The Royal Bank of Scotland N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by ABN AMRO Holding N.V.

Interest Rate	None. The Securities do not pay interest.

Payment at Maturity	At maturity you will receive for each $1,000 principal amount of Security an amount in cash equal to the sum of $1,000 and the Supplemental Redemption Amount.

On the Determination Date the Calculation Agent will calculate the cash payment due at maturity.  The Calculation Agent will provide written notice to the Securities Administrator at its New York Office, on which notice the Securities Administrator may conclusively rely, of such payment amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

The Calculation Agent will round all percentages resulting from any calculation with respect to the Securities to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)). All dollar amounts resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Determination Date	March 26, 2014.

Supplemental Redemption Amount
For each $1,000 principal amount of Securities, an amount calculated by the Calculation Agent equal to the greater of (i) zero and (ii) a cash amount equal to the Participation Rate times the Currency Return.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

Participation rate	1.10 (or 110%)

Currency Return	For each $1,000 principal amount of Securities, an amount in cash, calculated by the calculation agent equal to:

Initial Exchange Rate	6.8268

Final Exchange Rate
The spot exchange rate for Chinese Renminbi per U.S. dollars, which appears on Reuters Screen “SAEC” Page opposite the symbol “USDCNY” at approximately 9:15 a.m. Beijing time, or any display page that may replace such Reuters display page and any successor service thereto, published at approximately 9:15 a.m. Beijing time on the determination date unless there is a disruption of the type described in “Description of Security—Price Source Disruption Event”, in which case the Exchange Rate will be determined by the calculation agent in accordance with the methodology described below under “Description of Securities—Fallback Rate Methodology”.

Currency Business Day
Any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in New York City.

Reuters Page
The display page “SAEC” on Reuters, or any display page that may replace the Reuters display page and any successor service thereto, published at approximately 9:15 a.m. Beijing time on the Determination Date.

Price Source Disruption Event
If, as determined in good faith by the calculation agent, the Exchange Rate is unavailable on the Determination Date, or there is an occurrence of an event that generally makes it impossible to obtain the Exchange Rate on the Determination Date from the relevant Reuters Page, then the Exchange Rate will be determined in accordance with the Fallback Rate Methodology described below.

All determinations and adjustments to be made by the Calculation Agent with respect to the value of the Exchange Rate and the amount payable at maturity or otherwise relating to the value of the Exchange Rate may be made by the Calculation Agent in its sole discretion.  See “Risk Factors” for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Fallback Rate Methodology
In the event of a Price Source Disruption Event, the Exchange Rate will be calculated in accordance with the following substitute procedures, which we refer to as the Fallback Rate Methodology, at approximately 9:15 a.m. Beijing time on the Determination Date or such other time and date as may be appropriate:

(a) The Exchange Rate will be the Chinese Renminbi/U.S. dollar official fixing rate, expressed as the number of Chinese Renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on any successor page to Reuters Screen “SAEC” Page, or any substitute

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

page thereto, at approximately 9:15 a.m. Beijing time on the Determination Date.

(b) If the Exchange Rate, reported by the People’s Bank of China, Beijing, People’s Republic of China, as the official fixing rate, is not so quoted on Reuters or any successor or substitute page thereto, then the Exchange Rate will be the Chinese Renminbi/U.S. Dollar exchange rate, as reported on Bloomberg Page <”CNY BGN CURNCY”> at approximately 9:15 a.m. Beijing time on the Determination Date.  The Bloomberg BGN pricing source aggregates bid and ask prices from various sources and assigns each source a score based on numerous factors including update frequency and spike frequency.  An algorithm then uses this information to generate the Bloomberg BGN rate.  The Bloomberg BGN rate respects local market trading hours but may adjust trading hours to be set for hours where Bloomberg believes bid and ask contributions from sources are good.  If the Exchange Rate is as reported on the Bloomberg Page, it will not be the official fixing rate as reported by the People’s Bank of China, Beijing, People’s Republic of China.

(c) If Bloomberg Page <”CNY BGN CURNCY”> is unavailable or the Calculation Agent, in its sole discretion, believes the Exchange Rate as reported on Bloomberg Page <”CNY BGN CURNCY”> is unreliable, then the Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent on such date for the purchase or sale of deposits in Chinese Renminbi/U.S. dollars by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent), such banks also referred to as reference banks. If only two reference banks provide such spot quotations, then the Exchange Rate will be the arithmetic mean of such two spot quotations received by the Calculation Agent.  If only one reference bank spot quotation is available or if no reference bank provides such a spot quotation, then the Calculation Agent shall determine the Exchange Rate using its fair and reasonable discretion.

Trustee	Wilmington Trust Company.

Securities Administrator	Citibank, N.A.

Alternate Calculation in case of an Event
of Default
In case an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities shall be determined by RBSSI, as Calculation Agent, as though the Exchange Rate as of the applicable Determination Date were the Final Exchange Rate on the date of acceleration.  See “Description of Debt Securities—Events of Default” in the Prospectus.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its Delaware office, and to the Securities Administrator at its New York office, on which notice the Trustee and the Securities Administrator may conclusively rely, and to DTC of the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

Calculation Agent
RBSSI, which is our affiliate.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book entry
The indenture for the Securities permits us at anytime and in our sole discretion to decide not to have any of the Securities represented by one or more registered global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

U.S. FEDERAL INCOME TAXATION

The following is a general summary of certain U.S. federal income tax considerations of the acquisition, ownership and disposition of Securities pursuant to this Pricing Supplement.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations proposed and promulgated thereunder, and applicable administrative and judicial rulings interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.  This summary generally applies only to holders that acquire the Securities pursuant to the original offering and hold the Securities as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment).

Further, this summary is for general information only and does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers including, but not limited to, banks and certain other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, investors that are partnerships or other pass-through entities, brokers or dealers in securities or foreign currency, traders that have elected mark-to-market accounting, certain former citizens or residents of the United States, persons holding Securities as part of a “straddle,” “hedging,” “conversion transaction” or other risk reduction or integrated transaction for U.S. federal income tax purposes, or persons whose functional currency is other than the U.S. dollar.  Finally, this summary does not address the U.S. federal alternative minimum tax, U.S. federal estate and gift tax laws, or any state or local, or non-U.S., tax laws that may be applicable to a particular holder of Securities.  No ruling will be sough from the Internal Revenue Service (the “IRS”) on the matters addressed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Securities that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Securities that is neither a partnership for U.S. federal income tax purposes nor a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a holder of Securities, the tax treatment of the partnership and of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  A holder of Securities that is a partnership and partners in such a partnership should consult their own tax advisors about the U.S. federal, state and local, and non-U.S., tax consequences of investing in Securities.

This summary is for general purposes only.  This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of Securities.  Because this summary may not apply to all prospective holders, each prospective holder of Securities is urged to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of investing in the Securities.

Recently proposed legislation would impose a 30% withholding tax on certain payments, including U.S.-source interest and gross proceeds from the sale of debt instruments, made to foreign financial institutions and other foreign entities on behalf of beneficial owners of those payments if the foreign financial institution or other foreign entity does not meet certain information reporting and other requirements.  It is impossible to predict whether the proposed legislation will be enacted, and if enacted, what the effective date of the legislation would be.  Each prospective holder should consult its own tax advisor as to the possible tax consequences of proposed legislation.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

U.S. Holders of Securities

Interest Income on the Securities

We intend to treat the Securities as “contingent payment debt instruments” for U.S. federal income tax purposes.  As a result, the Securities will be subject to the original issue discount (“OID”) provisions of the Code and the U.S. Treasury regulations issued thereunder, and a U.S. Holder will be required to accrue as interest income in each year the OID on the Securities as described below, although we will not make any payment with respect to the Securities prior to maturity.  We are required to determine a “comparable yield” for the Securities.  The “comparable yield” generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the Securities, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the Securities.  Solely for purposes of determining the interest accrual pursuant to the OID provisions, we also are required to construct a “projected payment schedule” representing a payment at maturity that would produce a yield to maturity on the Securities equal to the comparable yield.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the Securities.

For U.S. federal income tax purposes, a U.S. Holder generally is required to use the comparable yield and the projected payment schedule determined by us to calculate the holder’s interest accruals and any adjustments thereto in respect of the Securities, unless the holder timely discloses and justifies the use of other estimates to the IRS.

Accordingly, a U.S. Holder will be required for U.S. federal income tax purposes to accrue an amount of OID for each accrual period prior to and including the maturity (or earlier sale, exchange or retirement) of the Securities, that equals the product of (i) the adjusted issue price of the Securities (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the Securities, adjusted for the length of the accrual period, and (iii) the number of days during the accrual period that the holder held the Securities divided by the number of days in the accrual period.

For U.S. federal income tax purposes, the “adjusted issue price” of a Security is its “issue price” (which we assume will be the Principal Amount) increased by any interest income previously accrued.  Regardless of the U.S. Holder’s accounting method, the holder will be required to accrue OID on the Securities as interest income at the comparable yield.

Sale or Other Disposition of Securities

Upon a sale, exchange, retirement or other disposition of a Security prior to its scheduled maturity, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount the holder receives and the holder’s adjusted tax basis in the Security.  The U.S. Holder’s adjusted tax basis in a Security generally will equal the cost thereof, increased by the amount of interest income accrued by the holder in respect of the Security.  Any gain will be treated as interest income and any loss will be treated first as ordinary loss, to the extent of previous interest inclusions, and then as capital loss.

At maturity, a U.S. Holder will be treated as receiving the amount of the payment set forth in the projected payment schedule.  If the amount the U.S. Holder actually receives at maturity is more than the projected amount, the excess will be treated as additional interest income to the holder. If the amount the U.S. Holder actually receives at maturity is less than the projected amount, this shortfall will first reduce the amount of interest in respect of the Security that the holder otherwise would be required to include in income for that taxable year, thereafter will be treated as an ordinary loss to the extent of previous interest inclusions, and thereafter will be treated as capital loss.

The deductibility of capital losses is subject to limitation.  Additionally, if a U.S. Holder recognizes a loss above certain thresholds, the holder may be required to file a disclosure statement with the IRS.  A U.S. Holder should consult a tax adviser regarding these limitations and reporting obligations.

In addition, special rules may apply if the amount of the payment at maturity on a Security becomes fixed. For this purpose, a payment will be treated as fixed if the remaining contingencies with respect to it are remote or incidental.  Under these rules, a U.S. Holder would be required to account for the difference between the originally projected payment at maturity and the fixed amount thereof in a reasonable manner over the period to which the difference relates.  In

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

addition, the U.S. Holder would be required to make adjustments to, among other things, the holder’s accrual periods and basis in the Securities.  The character of any gain or loss on a sale or exchange of the U.S. Holder’s Securities also would be affected.  A U.S. Holder should consult a tax adviser concerning the application of these rules.

Non-U.S. Holders of Securities

General Withholding Exemption for Non-U.S. Holders.

Payments of interest on a Security to a Non-U.S. Holder generally are exempt from U.S. withholding taxes if the holder satisfies the following conditions: (1) the appropriate payor in the chain of payment (the “Withholding Agent”) has received prior to payment in the year in which such payment occurs, or in either of the two preceding years, a statement signed by the holder under penalties of perjury that certifies that the holder is not a U.S. person and provides the holder’s name, address and taxpayer identification number, if any; (2) the Withholding Agent and all intermediaries between the holder and the Withholding Agent do not know or have reason to know that the holder’s non-U.S. beneficial ownership statement is false; and (3) the holder is not (a) a bank that receives payments on the Securities that are described in section 881(c)(3)(A) of the Code, (b) a 10% shareholder of the issuer within the meaning of section 871(h)(3)(B) of the Code, or (c) a “controlled foreign corporation” related to the issuer within the meaning of section 881(c)(3)(C) of the Code.

A Non-U.S. Holder generally may make the non-U.S. beneficial ownership statement on an IRS Form W-8BEN or a substantially similar substitute form.  A Non-U.S. Holder must inform the Withholding Agent (or the last intermediary in the chain between the holder and the Withholding Agent) of any change in the information on the statement within 30 days of the change. If a Non-U.S. Holder holds a Security through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent on the holder’s behalf. In such case, however, the signed statement must be accompanied by a copy of an IRS Form W-8BEN or substitute form provided by the Non-U.S. Holder to the organization or institution. The U.S. Treasury Department is empowered to publish a determination that a beneficial ownership statement from any person or class of persons will not be sufficient to preclude the imposition of U.S. federal withholding tax with respect to payments of interest made at least one month after the publication of such determination.

Withholding Exemption or Reduced Withholding Rate for Non-U.S. Holders Entitled to the Treaty Benefits

If a Non-U.S. Holder is entitled to the benefit of an income tax treaty to which the United States is a party the holder can obtain an exemption from or reduction of income and withholding tax (depending on the terms of the treaty) by providing to the Withholding Agent a properly completed IRS Form W-8BEN, or any successor form, before interest is paid.  However, neither exemption nor reduced withholding will be available if the Withholding Agent has actual knowledge or reason to know that the form is false.

Withholding Exemption for Effectively Connected Income

If the interest a Non-U.S. Holder earns on a Security is “effectively connected” to a trade or business the holder conducts in the United States, the holder can obtain an exemption from withholding tax by providing to the Withholding Agent a properly completed IRS Form W-8ECI, or any successor form, prior to the payment of interest, unless the Withholding Agent has actual knowledge or reason to know that the form is false.  Payments of interest on a Security exempt from the withholding tax as effectively-connected income nevertheless may be subject to graduated U.S. federal income tax as if such amounts were earned by a U.S. person.  Corporate Non-U.S. Holders may also be subject to a branch profits tax of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale or Other Disposition of Securities

Except as provided below in “U.S. Federal Income Taxation—Information Reporting and Backup Withholding,” a Non-U.S. Holder (other than certain nonresident alien individuals present in the United States for a total of 183 days or more during his or her taxable year) will not be subject to U.S. federal income tax, and no withholding of such tax will be required, with respect to any gain that is realized on the disposition or retirement of a Security, provided that the gain is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

Information Reporting and Backup Withholding

Payments of principal and interest (including OID) on Securities held by U.S. holders other than corporations and other exempt holders generally are required to be reported to the IRS.

Backup withholding of U.S. federal income tax may apply to payments made in respect of the Securities, as well as payments of proceeds from the sale of Securities.  Backup withholding will apply on such payments to holders or beneficial owners that are not “exempt recipients” and that fail to provide certain identifying information (such as their taxpayer identification numbers) in the manner required.  Individuals generally are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

If a Security is sold before maturity to (or through) a broker, the broker may be required to withhold a portion of the sale price.  The broker will not withhold if either the broker determines that the seller is a corporation or other exempt recipient or the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a non-U.S. person (and certain other conditions are met).  The broker must report such a sale to the IRS unless the broker determines that the seller is an exempt recipient or the seller certifies its non-U.S. status (and certain other conditions are met).  Certification of the beneficial owner’s non-U.S. status generally would be made on IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit certain other signed forms.  For these purposes, the term “broker” includes all persons who, in the ordinary course of business, stand ready to effect sales made by others.  This information reporting requirement generally will apply to a U.S. office of a broker and to a non-U.S. office of a U.S. broker, as well as to a non-U.S. office of a non-U.S. broker (i) that is a “controlled foreign corporation” within the meaning of section 957(a) of the Code, (ii) 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the non-U.S. broker has been in existence) was effectively connected with the conduct of a trade or business within the United States, or (iii) that is a non-U.S. partnership with certain connections to the United States, unless such non-U.S. office has both documentary evidence that the seller is a non-U.S. person and no actual knowledge, or reason to know, that such evidence is false.

A beneficial owner may claim any amounts withheld under the backup withholding rules as a refund or a credit against the beneficial owner’s U.S. federal income tax, provided that the required information is furnished to the IRS.  Furthermore, the IRS may impose certain penalties on a holder or beneficial owner who is required to supply information but who does not do so in the proper manner.

Payments of interest (including OID) on a Security that is beneficially owned by a Non-U.S. Holder generally will be reported annually on IRS Form 1042-S, which the Withholding Agent must file with the IRS and furnish to the beneficial owner.

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

USE OF PROCEEDS

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.  The issue price of the Securities includes the selling agents’ commissions (as shown on the cover page of this Pricing Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement and “Use of Proceeds” in the accompanying Prospectus.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed RBS Securities Inc. (“RBSSI”) as agent for any offering of the Securities.  RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Securities.  We will pay RBSSI, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission in the amount of 1.25%.  RBSSI has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities.  RBSSI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount.  You can find a general description of the commission rates payable to the agents under “Plan of Distribution” in the accompanying Prospectus Supplement.

RBSSI is an affiliate of ours and Holding.  RBSSI will conduct each offering of Securities in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these Securities, RBSSI may offer and sell those Securities in the course of its business as a broker-dealer.  RBSSI may act as principal or agent in these transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus in connection with any of these transactions.  RBSSI is not obligated to make a market in any of these Securities and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of Securities.  See “Use of Proceeds” above.

To the extent that the total aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in that offering, one or more of our affiliates may agree to purchase a portion of the unsold Securities, and to hold such Securities for investment purposes.  See “Holding of the Securities by our Affiliates and Future Sales” under the heading “Risk Factors.”

THE ROYAL BANK OF SCOTLAND N.V.
Renminbi Linked Securities

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Each purchaser of the Securities and each fiduciary who causes any entity to purchase or hold a Security shall be deemed to have represented and warranted, on ach day such purchaser holds a Security, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Securities on behalf of or with the assets of a Plan or a Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

For additional ERISA considerations, see "Benefit Plan Investor Consideration" in the accompanying Prospectus.

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